Exhibit 99.1

Investor Contact: Berkman Associates (310) 826-5051 info@BerkmanAssociates.com	Company Contact: Alan Magerman, Chairman (760) 477-8900 xenonics@xenonics.com
Xenonics Announces Third Quarter Results
CARLSBAD, CALIFORNIA — August 16, 2010 — XENONICS HOLDINGS, INC. (NYSE Amex:XNN) today announced a net loss for the third quarter ended June 30, 2010 of $188,000, or $0.01 per share, on revenue of $1,421,000. This compares to a net loss for the third quarter of fiscal 2009 of $240,000, or $0.01 per share.
“Based on orders in hand and current shipment schedules, we expect to report a profit for the fourth quarter,” said Chairman Alan Magerman.
Gross profit margin improved to 51% for this year’s third quarter versus 46% for the third quarter of 2009. Selling, general and administrative expenses decreased 32% to $709,000 compared to $1,049,000 last year, reflecting decreases in salaries and benefits, consulting services, and marketing and travel expenses.
Magerman continued, “We have reduced our costs dramatically during the past year, but have not lost focus on developing new products and winning new business. Monthly shipments that began in May of NightHunters for inclusion in non-lethal force protection kits for the U.S. Marine Corps under a $2.9 million purchase order from Aardvark Tactical will continue through the end of 2010. In addition, we also recently announced NightHunter orders totaling $1 million from the U.S. Army and Aardvark, with shipments to the Army already underway and delivery under the Aardvark order scheduled in mid-October. We are optimistic that we will win significant additional orders for both our NightHunter and SuperVision products in the months to come.”
At June 30, 2010, Xenonics reported working capital of $3,265,000, a current ratio of 5.3, and shareholders’ equity of $3,574,000. At September 30, 2009, working capital was $2,436,000, the current ratio was 2.6, and shareholders’ equity was $2,649,000. During April 2010 the Company completed the sale of common stock for gross proceeds of $2,000,000.
Conference Call
Xenonics has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its results for the third quarter of fiscal 2010. The dial-in number is (866) 770-7129 and the passcode is #50733514. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode #84582163, after 1:00 p.m. EDT.
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3186 Lionshead Avenue, Carlsbad, CA 92010
(760) 477-8900 fax (760) 477-8896 www.xenonics.com email xenonics@xenonics.com

Xenonics Announces Third Quarter Results
August 16, 2010
Page Two
About Xenonics
Xenonics Holdings, Inc. (NYSE Amex:XNN) develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.
Forward-Looking Statements
Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.
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XENONICS HOLDINGS, INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	June 30,		June 30,
Rounded in thousands, except per share amounts	2010	2009	2010	2009
	(unaudited)		(unaudited)

Revenues	$1,421,000	$2,132,000	$2,786,000	$5,288,000

Cost of goods sold	692,000	1,142,000	1,433,000	2,918,000

Gross profit	729,000	990,000	1,353,000	2,370,000

Selling, general and administrative	709,000	1,049,000	2,198,000	3,629,000

Research and development	171,000	158,000	625,000	501,000

Loss from operations	(151,000)	(217,000)	(1,470,000)	(1,760,000)

Other income/(expense):
Gain (loss) on derivative revaluation	—	(33,000)	38,000	(52,000)
Other income	—	6,000	—	10,000
Interest income	1,000	4,000	3,000	14,000
Interest (expense)	(38,000)	—	(113,000)	(7,000)

Loss before provision for income taxes	(188,000)	(240,000)	(1,542,000)	(1,795,000)

Income tax provision	—	—	2,000	2,000

Net loss	$(188,000)	$(240,000)	$(1,544,000)	$(1,797,000)

Net loss per share:
Basic and fully-diluted	$(0.01)	$(0.01)	$(0.07)	$(0.09)

Weighted average shares outstanding:
Basic and fully-diluted	24,719,000	20,459,000	22,247,000	20,387,000

XENONICS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
Rounded in thousands, except par value	2010	2009
	(unaudited)

Assets
Current Assets:
Cash	$502,000	$126,000
Accounts receivable, net	1,277,000	1,634,000
Inventories, net	2,022,000	2,069,000
Other current assets	216,000	119,000

Total Current Assets	4,017,000	3,948,000

Equipment, furniture and fixtures, net	90,000	130,000
Goodwill	375,000	375,000
Other assets	199,000	—

Total Assets	$4,681,000	$4,453,000

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$537,000	$1,000,000
Accrued expenses	77,000	157,000
Accrued payroll and related taxes	138,000	156,000
Accrued derivative liability	—	199,000

Total Current Liabilities	752,000	1,512,000
Notes payable	355,000	292,000

Total Liabilities	1,107,000	1,804,000

Commitments and contingencies

Shareholders’ Equity:
Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000,000 shares authorized; 25,622,000 shares issued and 25,509,000 shares outstanding at June 30, 2010; 20,571,000 issued and 20,459,000 outstanding at September 30, 2009	26,000	20,000
Additional paid-in capital	26,941,000	24,478,000
Accumulated deficit	(23,087,000)	(21,543,000)

	3,880,000	2,955,000
Less treasury shares, at cost, 113,000 shares	(306,000)	(306,000)

Total Shareholders’ Equity	3,574,000	2,649,000

Total Liabilities and Shareholders’ Equity	$4,681,000	$4,453,000